Exhibit 5.1

Dentons Canada LLP 20th Floor, 250 Howe Street Vancouver, BC, Canada V6C 3R8 dentons.com

July 29, 2025

Lionsgate Studios Corp.

2700 Colorado Avenue

Santa Monica, California 90404

USA

Ladies and Gentlemen:

Re:	Registration Statement on Form S-1

We have acted as Canadian legal counsel to Lionsgate Studios Corp. formerly named Lionsgate Studios Holding Corp. (“New Lionsgate” or the “Company”), a company formed under the Business Corporations Act (British Columbia), in connection with the preparation and filing by the Company of a Registration Statement on Form S-1 (the “Initial Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on March 24, 2025, the preparation and filing of Amendment No. 1 to the Initial Registration Statement with the Commission on March 26, 2025 (“Amendment No. 1”), the preparation and filing of Amendment No. 2 to the Initial Registration Statement with the Commission on July 24, 2025 (“Amendment No. 2”), and the preparation and filing of Amendment No. 3 to the Initial Registration Statement with the Commission on July 29, 2025 (“Amendment No. 3”, and together with the Initial Registration Statement, Amendment No. 1 and Amendment No. 2, the “Registration Statement”). As of the date of this opinion letter, the Company is a public company listed on the New York Stock Exchange.

On May 6, 2025, Lions Gate Entertainment Corp. (“LGEC”) through a series of transactions contemplated by an arrangement agreement dated January 29, 2025, as amended by an amending agreement dated March 12, 2025 (together, the “Arrangement Agreement”) and a plan of arrangement, which is defined in the Registration Statement (“Plan of Arrangement”), completed the separation of its Motion Picture and Television Production segments (the “Studios Business”) held by former Lionsgate Studios Corp. listed on the NASDAQ (now named Lionsgate Studios Holding Corp.) (“Legacy Lionsgate Studios”) from its STARZ-branded premium subscription platform business comprising its Media Networks segment (the “Starz Business”). As a result of completion of the Arrangement Agreement, the pre-transaction shareholders of LGEC own shares in two separately traded public companies: (1) the Company which holds, directly and through subsidiaries, the Studios Business previously held by LGEC, and is owned by LGEC shareholders and Legacy Lionsgate Studios shareholders; and (2) LGEC, which was renamed Starz Entertainment Corp. (“Starz”) and holds, directly and through subsidiaries, the Starz Business previously held by LGEC. Prior to completion of the Arrangement Agreement, the Company was a wholly-owned subsidiary of LGEC. References herein to “LGEC” refer to the entity as it existed prior to the completion of the Arrangement Agreement.

The Registration Statement covers common shares, without par value, of the Company (the “Shares”) issuable after the Separation Effective Time (as defined in the Plan of Arrangement) pursuant to options (the “New Lionsgate Options”) and stock appreciation rights (the “New Lionsgate SARs”) outstanding under the Lionsgate Studios Corp. 2025 Performance Incentive Plan, a copy of which is

Puyat Jacinto & Santos ▶ Link Legal ▶ Zaanouni Law Firm & Associates ▶ LuatViet ▶ For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

Page 2	dentons.com

attached as Exhibit 10.5 to the Registration Statement (the “New Lionsgate 2025 Plan”), which are held by former employees of LGEC and its subsidiaries who are not employees or consultants of New Lionsgate or Starz, and any such individuals’ donees, pledgees, permitted transferees, assignees, successors, and others who come to hold any such New Lionsgate Options or New Lionsgate SARs (collectively, the “Former Employees”).

Pursuant to the employee matters agreement dated May 6, 2025 between the Company, LGEC, Lionsgate Studios Holding Corp. (formerly named Lionsgate Studios Corp.), and LG Sirius Holdings ULC attached as Exhibit 10.4 to the Registration Statement (the “Employee Matters Agreement”), and as permitted by the Prior Plans (as defined below), options and stock appreciation rights granted by LGEC pursuant to the Prior Plans and which are held by Former Employees (collectively, the “LGEC Awards”) have been, as of the Separation Effective Time (as defined in the Plan of Arrangement), assumed by New Lionsgate and converted, through an adjustment thereto on the terms set out in the Employee Matters Agreement (or as otherwise determined by the Compensation Committee of LGEC), into New Lionsgate Options and New Lionsgate SARs, respectively, under the New Lionsgate 2025 Plan (collectively, the “New Lionsgate Awards”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

(a)	Documents Reviewed

As Canadian counsel to the Company, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate including, without limitation:

(i)	the Registration Statement;

(ii)	the New Lionsgate 2025 Plan;

(iii)

the Lions Gate Entertainment Corp. 2023 Performance Incentive Plan (the “LGEC 2023 Plan”), the Lions Gate Entertainment Corp. 2019 Performance Incentive Plan, the Lions Gate Entertainment Corp. 2017 Performance Incentive Plan, and the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (collectively, the “Prior Plans”);

(iv)	the Plan of Arrangement;

(v)	the Employee Matters Agreement;

(vi)

certified copies of (A) unanimous written consent resolutions executed by each of the directors comprising the board of directors of New Lionsgate or (B) minutes of meetings of the board of directors of New Lionsgate, in each case approving, among other things, the adoption of Plan of Arrangement, the Employee Matters Agreement, and, subject to approval thereof by the holders of the Class A shares of LGEC, the New Lionsgate 2025 Plan;

Page 3	dentons.com

(vii)

certified copies of (A) unanimous written consent resolutions executed by each of the directors comprising the board of directors of LGEC or (B) minutes of meetings of the board of directors of LGEC, in each case approving the adoption of each of the Prior Plans and related matters;

(viii)

a certified copy of written consent resolutions of the sole shareholder of New Lionsgate approving the assumption of the LGEC 2023 Plan amended and restated as the New Lionsgate 2025 Plan, subject to the approval of the holders of the Class A shares of LGEC, and related matters;

(ix)

a certified copy of minutes of the annual general and special meeting of the holders of the Class A shares of LGEC held on April 23, 2025, approving the New Lionsgate 2025 Plan and the Plan of Arrangement;

(x)	a certified copy of minutes of the special meeting of the holders of the shares of Legacy Lionsgate Studios held on April 23, 2025, approving the Plan of Arrangement;

(xi)	certified copies of minutes of meetings of the holders of the Class A shares of LGEC approving, among other things, certain of the Prior Plans and related matters; and

(xii)	the articles of the Company (the “Company Articles”), as amended, and notice of articles of the Company, as amended.

We have also made such investigations and examined (A) a certificate signed by the Chief Financial Officer of the Company addressed to our firm, certifying certain additional corporate information of a factual nature and attaching certain documents and (B) a certificate signed by the Chief Financial Officer of Lionsgate Studios Holding Corp. addressed to our firm, certifying certain additional corporate information of a factual nature and attaching certain documents (together, the “Officer’s Certificates”).

(b)	Laws Addressed

We are qualified to practice law in the Province of British Columbia and our opinion herein is restricted to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal, provincial, or state securities laws, rules, or regulations.

(c)	Assumptions

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(i)

with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness, and accuracy of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals, the legal capacity of natural persons who are signatories to the documents examined by us, and the legal power and authority of all persons signing on behalf of parties to all documents;

Page 4	dentons.com

(ii)	the Officer’s Certificates are accurate and continue to be accurate on the date hereof;

(iii)	that the LGEC Awards were duly authorized and granted by LGEC in accordance with the terms of the applicable Prior Plans, the articles of LGEC, and applicable laws;

(iv)	that the Plan of Arrangement continues to be effective in accordance with its terms;

(v)	that the Employee Matters Agreement continues to be effective in accordance with its terms;

(vi)	that the Registration Statement, and any amendments thereto will continue to be effective under the Securities Act at the time of issuance of Shares pursuant to the New Lionsgate Awards; and

(vii)

that (A) the resolutions of the holders of Class A shares of LGEC approving and adopting the New Lionsgate 2025 Plan, (B) the resolutions of the directors of New Lionsgate authorizing the Company to issue Shares pursuant to the New Lionsgate Awards, (C) the resolutions of the sole shareholder of New Lionsgate approving the assumption of the LGEC 2023 Plan amended and restated as the New Lionsgate 2025 Plan, subject to the approval of the holders of the Class A shares of LGEC, (D) the provisions of the New Lionsgate 2025 Plan, (E) the Company Articles, and (F) applicable law, will remain in effect and unchanged at the time of issuance of Shares pursuant to the New Lionsgate Awards.

(d)	Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that, if and when Shares are issued to Former Employees pursuant to the New Lionsgate Awards in compliance with the provisions of the New Lionsgate 2025 Plan and any relevant agreements thereunder, provided that the Company has received the consideration required to be paid for such Shares, which shall be at least equal to the price fixed by the directors of the Company for the issuance thereof, the Shares will be validly issued, fully paid, and non-assessable common shares in the capital of the Company.

(e)	Qualifications

Whenever our opinion refers to securities of the Company, whether issued or to be issued, as being “fully-paid, and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Company in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by the Company therefor.

For greater certainty, a specific assumption, limitation, or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation, or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation, or qualification.

Page 5	dentons.com

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm wherever appearing in the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any changes in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies, or legislative changes that may come into force following the date hereof. This opinion letter has been prepared for your use solely in connection with the Registration Statement and may not be relied upon by any other person or for any other purpose without our express prior written consent. Furthermore, this opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement, or the Shares.

Yours very truly,

/s/ Dentons Canada LLP